Exhibit 3.1

CERTIFICATE OF MERGER

OF

IAC MERGER CORPORATION

WITH AND INTO

PUMA BIOTECHNOLOGY, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) is as follows:

Name	State

IAC Merger Corporation	Delaware
Puma Biotechnology, Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 29, 2011, by and among Innovative Acquisitions Corp., a Delaware corporation, IAC Merger Corporation (“Merger Sub”) and Puma Biotechnology, Inc. (“Puma”), setting forth the terms and conditions of the merger of Merger Sub with and into Puma (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251(c) of the DGCL.

THIRD: The name of the corporation surviving the Merger is Puma Biotechnology, Inc. (“Surviving Corporation”)

FOURTH: The Certificate of Incorporation of the Surviving Corporation is amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is 10940 Wilshire Blvd., Suite 600, Los Angeles, California 90024.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this 4th day of October, 2011.

PUMA BIOTECHNOLOGY, INC.

By:	/s/ Alan H. Auerbach
Name:	Alan H. Auerbach
Title:	President, Chief Executive Officer and Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PUMA BIOTECHNOLOGY, INC.

(a Delaware corporation)

I.

The name of this corporation is Puma Biotechnology, Inc. (the “Corporation”).

II.

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), or any successor statute.

IV.

The total number of shares of all classes of stock that the Corporation is authorized to issue is ten thousand (10,000) shares, which shall all be common stock with a par value of $0.0001 per share.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal any bylaw of the Corporation.

VI.

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

VII.

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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VIII.

The Corporation shall, to the fullest extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders, or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph VIII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph VIII shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

IX.

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation

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